Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS FOURTH QUARTER RESULTS

BOSTON, February 27, 2020 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the fourth quarter ended December 31, 2019 and other recent developments.

Fourth Quarter and Subsequent Highlights

•	Reported results for the fourth quarter of 2019 reflect a net loss attributable to common stockholders of $5.9 million, or $(0.44) per weighted average common share; net operating income (“NOI”) of $14.5 million; Funds from Operations attributable to common stockholders and unit holders (“FFO”) of $0.48 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.39 per weighted average common share and units.
•	For the fourth quarter of 2019, declared a regular quarterly cash dividend of $0.375 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the “Preferred Stock”).
•	During the fourth quarter of 2019 and to date in the first quarter of 2020, the Company acquired 23 properties totaling 4.9 million square feet in one-off and portfolio transactions representing total consideration of approximately $179.7 million.
•	Capital markets activity on the Company’s ATM program significantly improved the balance sheet with a total of 1.1 million shares issued during the fourth quarter and to date in the first quarter of 2020, raising net proceeds of $20.2 million.
•	Plymouth issued guidance for 2020 full year expected results of a net loss of $(0.62) to $(0.58) per share; Nareit FFO attributable to common stockholders and unit holders of $2.05 to $2.09 per diluted share; and AFFO of $1.81 to $1.85 per diluted share.

2019 Highlights

•	Reported results for 2019 reflect a net loss attributable to common stockholders of $24.5 million, or $(2.88) per weighted average common share; net operating income (“NOI”) of $48.1 million; Funds from Operations attributable to common stockholders and unit holders (“FFO”) of $1.98 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $1.64 per weighted average common share and units.
•	During 2019, the Company acquired 30 properties totaling 5.8 million square feet in one-off and portfolio transactions representing total consideration of approximately $220.1 million at a weighted average projected initial yield of approximately 8.4%.
•	During 2019, the Company signed a total of 2.4 million square feet of leases that commenced during the year for terms of at least six months or longer. These leases included 1.4 million square feet of renewal leases and 1.0 million square feet of new leases, and the Company will experience an 11.5% increase in rental rates on a cash basis from these leases.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “All of the elements of our business are trending in the right direction with strong leasing momentum, efficient and scalable asset management, an active acquisition pipeline and disciplined capital markets activity. The fundamentals in our markets continue to create a solid foundation for leasing success and are a direct result of focusing on locations that are attractive to tenants with access to skilled blue-collar labor pools. We have also added new markets in the past year that further diversify the portfolio and give us first looks at additional deal flow consistent with our stringent underwriting.”

Financial Results for the Fourth Quarter of 2019

The completion of follow-on common stock offerings since the third quarter of 2018 and the strategic investment by Madison International Realty in December 2018 as well as the significant amount of acquisitions completed during 2019 provided the Company with a meaningfully different asset base and capital structure for the fourth quarter of 2019 compared to the fourth quarter of 2018. The Company believes the deployment of the respective proceeds and related higher share count, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended December 31, 2019 was $5.9 million, or $(0.44) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $5.2 million, or $(1.10) per weighted average common share, for the same period in 2018. The decrease in net loss per weighted average common share was primarily due to an increase in net operating income partially offset by increased preferred stock dividends and the redemption value per the terms of the Series B Preferred Stock agreement. Weighted average common shares outstanding for the fourth quarters ended December 31, 2019 and 2018 were 13.4 million and 4.7 million, respectively. The year-over-year increase in weighted average common shares reflects the impact of the issuance of 9.3 million shares in 2019.

Consolidated total revenues for the quarter ended December 31, 2019 were $22.5 million, compared with $13.6 million for the same period in 2018.

NOI for the quarter ended December 31, 2019 was $14.5 million compared with $8.8 million for the same period in 2018.

EBITDAre for the quarter ended December 31, 2019 was $12.5 million compared with $7.0 million for the same period in 2018.

FFO attributable to common stockholders and unit holders for the quarter ended December 31, 2019 was $7.0 million, or $0.48 per weighted average common share and unit, compared with $2.0 million, or $0.35 per weighted average common share and unit for the same period in 2018, primarily as a result of the contribution from acquisitions. Weighted average common shares and units outstanding for the fourth quarters ended December 31, 2019 and 2018 were 14.6 million and 5.8 million, respectively. As of December 31, the Company had a total of 15.0 million common shares and units outstanding.

AFFO for the quarter ended December 31, 2019 was $5.7 million, or $0.39 per weighted average common share and unit, compared with $1.3 million, or $0.23 per weighted average common share and unit, for the same period in 2018, primarily driven by the change in FFO attributable to common stockholders and unit holders.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, FFO and AFFO.

Capital Markets Activity

During the fourth quarter of 2019, the Company issued approximately 563,000 common shares through its ATM program at an average price of $18.59 per share, raising approximately $10.2 million in net proceeds. To date in the first quarter of 2020, the Company issued approximately 550,000 common shares through its ATM program at an average price of $18.58 per share, raising approximately $10.0 million in net proceeds.

In January 2020, the Company closed on a new $100 million senior equity secured term loan with KeyBank. The term loan bears interest at 200 to 250 basis points over LIBOR, depending upon leverage, and matures in October 2020. The new term loan is expected to help facilitate the Company’s move to a much larger equity secured credit facility in 2020.

Investment Activity

As of December 31, 2019, the Company had real estate investments comprised of 85 industrial properties totaling 17.8 million square feet with occupancy of 96.6%. During the fourth quarter of 2019, the Company acquired 13 properties totaling 2.9 million square feet in one-off and portfolio transactions representing total consideration of approximately $101.7 million with a projected weighted average initial yield of 8.5%. The buildings were located in Cleveland, Ohio, Indianapolis, Indiana, St. Louis, Missouri and Atlanta, Georgia.

To date in the first quarter of 2020, the Company has acquired 10 properties totaling 2.1 million square feet in one-off and portfolio transactions representing total consideration of approximately $78.0 million with a projected weighted average initial yield of 8.0%. The buildings were located in Chicago, Indianapolis, Atlanta, Savannah, Georgia and Avon, Ohio.

Leasing Activity

Leases commencing during the fourth quarter of 2019 totaled an aggregate of 660,000 square feet, all of which were leases of at least six months. The leases included 288,000 square feet of renewal leases and 372,000 square feet of new leases, and the Company will experience an 8.7% increase in rental rates on a cash basis from these leases.

Plymouth had 2.7 million square feet that was scheduled to expire in 2020, representing approximately 15% of Plymouth’s total portfolio. Prior to the end of 2019, approximately 1.3 million square feet of such leases were either renewed or leased to new tenants. To date in 2020, the Company has renewed or leased to new tenants an additional 500,000 square feet, bringing the total of renewed or new leases that were scheduled to expire in 2020 up to 1.9 million square feet, representing approximately 70% of the initial 2020 expirations. In addition, 100,000 square feet of previously vacant square feet has been leased in 2020.

Quarterly Distributions to Stockholders

On November 29, 2019, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the fourth quarter of 2019. The dividend was paid on December 31, 2019 to stockholders of record on December 13, 2019.

On December 13, 2019, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.375 per share for the Company’s common stock for the fourth quarter of 2019. The dividend was payable on January 31, 2020, to stockholders of record on December 31, 2019.

Guidance for 2020

The Company expects its results for 2020 to be in a range of a net loss of $(0.62) to $(0.58) per weighted average common share and operating unit outstanding, Nareit FFO attributable to common stockholders and unit holders of $2.05 to $2.09 per weighted average common share and unit and AFFO of $1.81 to $1.85 per weighted average common share and unit.

See “Non-GAAP Financial Measures” for a complete definition of FFO and AFFO and the financial table accompanying this press release for reconciliations of net income to FFO and AFFO.

A reconciliation of projected net loss per weighted average common share and unit outstanding to projected Nareit FFO attributable to common stockholders and unit holders per weighted average common share and unit and AFFO per weighted average common share and unit is provided as follows:

	Full Year
	2020 Range
	Low	High
Net loss	$(0.62)	$(0.58)
Add: Real estate depreciation & amortization	3.08	3.08
Less: Preferred stock dividends	(0.41)	(0.41)
FFO attributable to common stockholders and unit holders	2.05	2.09
Amortization of debt related costs	0.08	0.08
Non-cash interest and dividends	—	—
Stock compensation	0.09	0.09
Change in fair value of warrant derivative	—	—
Straight-line rent	(0.03)	(0. 03)
Above/below market lease rents	(0.08)	(0.08)
Recurring capital expenditures	(0.30)	(0.30)
AFFO attributable to common stockholders and unit holders	$1.81	$1.85

The Company’s guidance for net loss, FFO attributable to common stockholders and unit holders and AFFO attributable to common stockholders and unit holders for 2020 is based on the following assumptions. Other than noted below, this guidance excludes the potential impact of additional acquisitions or dispositions, if completed:

•	Total revenues of $105.5 million to $106.0 million
•	Net operating income of $69.2 million to $69.6 million
•	EBITDAre of $60.0 million to $60.4 million
•	General and administrative expenses of $9.1 to $9.4 million, including non-cash expenses of $1.4 million
•	Same-store portfolio occupancy of 95% to 97%
•	Recurring capital expenditures of $4.65 million to $4.75 million
•	The completion of approximately $88 million in acquisitions during the first quarter of 2020, $78 million of which the Company has already completed. There can be no assurance that we will complete these additional acquisitions.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 10:00 a.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through March 5, 2020, by dialing (412) 317-0088 and entering the replay access code, 10139151.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2018
Assets
Real estate properties	$655,788	$452,610
Less accumulated depreciation	(63,877)	(41,279)
Real estate properties, net	591,911	411,331

Cash	10,465	5,394
Cash held in escrow	9,453	7,808
Restricted cash	2,480	1,759
Deferred lease intangibles, net	57,088	37,940
Other assets	14,084	5,931
Total assets	$685,481	$470,163

Liabilities, Preferred stock and Equity
Liabilities:
Secured debt, net	$318,558	$288,993
Borrowings under line of credit, net	78,900	28,187
Accounts payable, accrued expenses and other liabilities	36,284	21,996
Deferred lease intangibles, net	8,314	7,067
Total liabilities	442,056	346,243

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,040,000 shares issued and outstanding at December 31, 2019 and 2018 (aggregate liquidation preference of $51,000 at December 31, 2019 and 2018)	48,868	48,868
Series B; 4,411,764 shares issued and outstanding at December 31, 2019 and 2018, (aggregate liquidation preference of $96,574 and $96,689 at December 31, 2019 and 2018, respectively)	79,793	72,192

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 14,141,355 and 4,821,876 shares issued and outstanding at December 31, 2019 and 2018, respectively	141	49

Additional paid in capital	256,259	126,327
Accumulated deficit	(148,403)	(137,983)
Total stockholders' equity	107,997	(11,607)
Non-controlling interest	6,767	14,467
Total equity	114,764	2,860
Total Liabilities, Preferred stock and Equity	$685,481	$470,163

PLYMOUTH INDUSTRIAL REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018

Rental revenue	$22,483	$13,629	$75,290	$48,683
Other revenue	—	8	—	534
Total revenues	22,483	13,637	75,290	49,217

Operating expenses:
Property	8,021	4,860	27,237	17,449
Depreciation and amortization	11,074	7,553	37,381	26,788
General and administrative	2,009	1,733	7,481	6,080
Total operating expenses	21,104	14,146	72,099	50,317

Other income (expense):
Interest expense	(3,887)	(3,957)	(14,948)	(15,734)
Loss on extinguishment of debt	—	(988)	—	(5,393)
Gain on sale of real estate	—	1,004	—	1,004
Change in fair value of warrant derivative	—	—	(181)	48
Total other income (expense), net	(3,887)	(3,941)	(15,129)	(20,075)

Net loss	$(2,508)	$(4,450)	$(11,938)	$(21,175)

Less: loss attributable to non-controlling interest	$(177)	$(750)	$(1,518)	$(2,459)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(2,331)	$(3,700)	$(10,420)	$(18,716)

Less: Preferred stock dividends	1,565	1,072	6,263	3,940
Less: Series B preferred stock accretion to redemption value	1,900	359	7,601	359
Less: amount allocated to participating securities	62	46	239	201
Net loss attributable to common stockholders	$(5,858)	$(5,177)	$(24,523)	$(23,216)

Net loss per share attributable to common stockholders	$(0.44)	$(1.10)	$(2.88)	$(5.76)

Weighted-average common shares outstanding basic and diluted	13,415,669	4,696,264	8,503,375	4,027,329

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements and other income) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds From Operations attributable to common stockholders (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. This restated definition does not give reference to the add back of loss on extinguishment of debt. Commencing on January 1, 2019, we adopted the restated definition of NAREIT FFO on a prospective basis and exclude the add back of loss on debt extinguishment.

We define FFO, consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO attributable to common stockholders and unit holders represents FFO reduced by dividends paid (or declared) to holders of our preferred stock.

Adjusted Funds From Operations attributable to common stockholders (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

(In thousands, except per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
NOI:	2019	2018	2019	2018
Net loss	$(2,508)	$(4,450)	$(11,938)	$(21,175)
General and administrative	2,009	1,733	7,481	6,080
Depreciation and amortization	11,074	7,553	37,381	26,788
Interest expense	3,887	3,957	14,948	15,734
Loss on extinguishment of debt	—	988	—	5,393
Change in fair value of warrant derivative	—	—	181	(48)
Gain on sale of real estate		(1,004)	—	(1,004)
Other expense (income)	—	(8)	—	(534)
NOI	$14,462	$8,769	$48,053	$31,234

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
EBITDAre:	2019	2018	2019	2018
Net loss	$(2,508)	$(4,450)	$(11,938)	$(21,175)
Depreciation and amortization	11,074	7,553	37,381	26,788
Interest expense	3,887	3,957	14,948	15,734
Loss on extinguishment of debt	—	988	—	5,393
Gain on sale of real estate	—	(1,004)	—	(1,004)
EBITDAre	$12,453	$7,044	$40,391	$25,736

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
FFO:	2019	2018	2019	2018
Net loss	$(2,508)	$(4,450)	$(11,938)	$(21,175)
Depreciation and amortization	11,074	7,553	37,381	26,788
Loss on extinguishment of debt	—	988	—	5,393
Gain on sale of real estate		(1,004)	—	(1,004)
FFO	$8,566	$3,087	$25,443	$10,002
Preferred stock dividends	(1,565)	(1,072)	(6,263)	(3,940)
FFO attributable to common stockholders and unit holders	$7,001	$2,015	$19,180	$6,062

Weighted average common shares and units outstanding	14,599	5,774	9,698	4,723
FFO attributable to common stockholders and unit holders per share	$0.48	$0.35	$1.98	$1.28

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
AFFO:	2019	2018	2019	2018
FFO attributable to common stockholders and unit holders	$7,001	$2,015	$19,180	$6,062
Amortization of debt related costs	247	290	1,030	1,482
Non-cash interest expense	34	14	266	656
Stock compensation	330	203	1,205	805
Change in fair value of warrant derivative	—	—	181	—
Straight line rent	(518)	(71)	(1,296)	(996)
Above/below market lease rents	(429)	(340)	(1,488)	(1,304)
Recurring capital expenditure (1)	(921)	(767)	(3,143)	(2,695)
AFFO	$5,744	$1,344	$15,935	$4,010

Weighted average common shares and units outstanding	14,599	5,774	9,698	4,723
AFFO per share	$0.39	$0.23	$1.64	$0.85

(1) Excludes non-recurring capital expenditures of $1,349 and $777 for the three months ended December 31, 2019 and 2018, respectively, and $4,579 and $2,601 for the year ended December 31, 2019 and 2018, respectively.